Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of organization
Alliance Homecare, LLC	Arizona
CRIC IT Fort Myers LLC	Delaware
GECC GP Corp.	Delaware
Focus Respiratory, LLC	Arizona
Great Elm Capital Management, Inc.	Delaware
Great Elm DME, Inc.	Delaware
Great Elm DME Holdings, Inc.	Delaware
Great Elm DME Manager, LLC	Delaware
Great Elm FM Acquisition, Inc.	Delaware
Great Elm FM Holdings, Inc.	Delaware
Great Elm Opportunities GP, Inc.	Delaware
Heartland Health Therapy, LLC	Arizona
Northwest Medical, LLC	Oregon
Openwave Systems Service India Private LTD.	India
Openwave Systems (South Africa) Pty LTD	South Africa
Openwave Technologies Inc.	Delaware
Signalsoft Corporation	California
Solomio Corporation	Delaware
RejuveNight, LLC	Arizona
RTA Homecare, LLC	Arizona
United Respiratory Services, LLC	Arizona